                            SCHEDULE 14A INFORMATION
                     PROXY STATEMENT PURSUANT TO SECTION 14(A)
                      OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the approximate box:
   [ ] Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
   [X] Definitive Proxy Statement
   [ ] Definitive Additional Materials
   [ ] Soliciting Material Pursuant to (Section) 240.14a-11(c) or (Section)
       240.14a-12
                                 HOENIG GROUP INC.
       -----------------------------------------------------------------------
                   (Name of Registrant as Specified In Its Charter)

       -----------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
   [X] No fee required
   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
       1) Title of each class of securities to which transaction applies:
          ----------------------------------------------------------------
       2) Aggregate number of securities to which transaction applies:
          ----------------------------------------------------------------
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ----------------------------------------------------------------
       4) Proposed maximum aggregate value of transaction:
          ----------------------------------------------------------------
       5) Total fee paid:
          ----------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:
       1) Amount Previously Paid:
          ----------------------------------------------------------------
       2) Form, Schedule or Registration Statement No.:
          ----------------------------------------------------------------
       3) Filing Party:
          ----------------------------------------------------------------
       4) Date Filed:
          ----------------------------------------------------------------

                               HOENIG GROUP INC.
                             4 INTERNATIONAL DRIVE
                           RYE BROOK, NEW YORK 10573

               ------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


               ------------------------------------------------
To the Stockholders of
Hoenig Group Inc.


         The Annual Meeting of Stockholders of Hoenig Group Inc. (the "Company") will be held at the Rye Town Hilton, 699 Westchester Avenue, Rye Brook, New York 10573, on Thursday, May 20, 1999, at 11:00 a.m. local time, to consider and vote upon:


     1. The election of one Class II director for a three-year term; and


     2. Such other matters as may properly come before the Annual Meeting.


         The close of business on March 26, 1999 has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. The Company's stock transfer books will not be closed.


                                   By Order of the Board of Directors,




                                           KATHRYN L. HOENIG
                                              Secretary


Dated: April 12, 1999


IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING AND WISH TO HAVE YOUR STOCK REPRESENTED AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                               HOENIG GROUP INC.
                             4 INTERNATIONAL DRIVE
                           RYE BROOK, NEW YORK 10573


                              ------------------

                                PROXY STATEMENT

                              ------------------

April 12, 1999

         This proxy statement and the accompanying form of proxy are being furnished on or about April 12, 1999 to the holders of record (the "Stockholders") of common stock, par value $.01 per share (the "Common Stock"), of Hoenig Group Inc., a Delaware corporation (the "Company"), in connection with the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Rye Town Hilton, 699 Westchester Avenue, Rye Brook, New York 10573, on Thursday, May 20, 1999, at 11:00 a.m. local time and any adjournment thereof.


RECORD DATE

         The close of business on March 26, 1999 has been fixed as the record date for the determination of Stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.


SOLICITATION

         The accompanying form of proxy is solicited by the Board of Directors (the "Board"). The Chief Operating Officer and the Secretary have been designated by the Board to vote as proxies. All references to proxies herein refer to the proxies solicited by the Board, unless otherwise specified. All proxies delivered pursuant to this solicitation are revocable at the option of the person executing the same at any time prior to the voting of the proxy by delivering a valid superseding form of proxy or a written notice of revocation signed in the same manner as the original form of proxy or by attending the Annual Meeting and voting in person.


EXPENSES

         The cost of this solicitation will be borne by the Company. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, who will receive no compensation for their services other than their regular compensation, may solicit proxies in person or by mail, telephone, telegram or otherwise. These persons will be reimbursed by the Company for any expenses they incur. The Company also will reimburse brokers and other nominees for their expenses.


ANNUAL REPORTS

         The Company's Annual Report to Stockholders accompanies this Proxy Statement. The Annual Report includes the financial statements and related sections of the Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended December 31, 1998, without exhibits, which was filed by the Company with the Securities and Exchange Commission (the "Commission").

         The Company will provide without charge to each Stockholder, upon written request, a copy of the Form 10-K. Stockholders should address such written requests to Hoenig Group Inc., 4 International Drive, Rye Brook, New York 10573, Attention: Stockholder Relations.


VOTING PROCEDURES

         This proxy statement and the accompanying form of proxy are being mailed beginning on or about April 12, 1999 to Stockholders as of the record date in connection with the solicitation of proxies by the

Board for the Annual Meeting. The form of proxy, if returned properly executed and not subsequently revoked, will be voted in accordance with the choices made by the Stockholder with respect to the proposals listed thereon. If the Stockholder does not specify on the form of proxy how the Stockholder's shares are to be voted, they will be voted "FOR" the election of the nominee for director listed thereon. If any other matters should be presented at the Annual Meeting, the holders of the proxies will vote on such matters in accordance with a determination by a majority of the Board.


         If a Stockholder wishes to give a proxy to someone other than the persons designated by the Board, the two names appearing on the enclosed form of proxy may be crossed out and the name of another person may be inserted. The signed form of proxy should be presented at the Annual Meeting by the person representing the Stockholder. Such person should have proof of identification.


         If a Stockholder is a corporation or other entity, the accompanying form of proxy should be signed in the entity's name by an officer or other authorized person. If signed as attorney, executor, administrator, trustee or guardian, the signer's full title should be given and a certificate or other evidence of appointment should be furnished.


         The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote, as of the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders will be entitled to cast one vote, in person or by proxy, for each share of Common Stock they hold. If a quorum is present, under Proposal I the nominee for Class II director receiving the highest number of votes will be elected. For all other matters to be voted upon at the Annual Meeting, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter is necessary for approval. Shares represented by proxies which are marked "withhold" for Proposal I will have no effect on the election of directors. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will have no effect on the outcome of any matter.


OUTSTANDING STOCK


         As of the March 26, 1999 record date, there were 8,563,740 shares of Common Stock outstanding. The Common Stock constitutes the only class of voting securities issued by the Company.


                      OWNERSHIP OF COMMON STOCK OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of March 26, 1999 by (i) each person known to the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and the four most highly compensated executive officers (determined pursuant to the Commission's Regulation S-K Item 402(a)(3)), other than the Chief Executive Officer, as of the end of 1998 (such persons including the Chief Executive Officer are referred to herein as the "Named Executive Officers"), and (iv) all executive officers and directors of the Company as a group. The number of shares deemed beneficially owned by a person includes shares of Common Stock which such person has a right to acquire within sixty days of March 26, 1999. Each person named in the table has sole voting and dispositive power with respect to the shares, except as otherwise indicated.

                                                                               AMOUNT AND
                                                                                NATURE OF
                   NAME AND ADDRESS                                            BENEFICIAL        PERCENTAGE
TITLE OF CLASS     OF BENEFICIAL OWNER(1)                                       OWNERSHIP         OF CLASS
----------------   -----------------------------------------------------   ------------------   -----------
Common Stock       The Qualified Terminable Interest Trust B established
                    under the Last Will and Testament of
                    Ronald H. Hoenig(2) .................................    1,115,788(5)       13.0%
                   Wellington Management Company, LLP(2) ...............       829,000(6)        9.7%
                   Fredric P. Sapirstein(2)(3)(4) ......................     1,277,400(7)       13.6%
                   Alan B. Herzog(2)(3)(4) .............................     1,038,282(8)       12.1%
                   Max H. Levine(2)(3)(4) ..............................       965,100          11.3%
                   Robert Spiegel(4) ...................................       361,718(9)        4.2%
                   Kathryn L. Hoenig(4) ................................       127,499(10)       1.5%
                   Robin A. Green(3) ...................................        79,484(11)       0.9%
                   Martin F.C. Emmett(4) ...............................        69,000(12)       0.8%
                   Seth M. Lynn, Jr.(3) ................................        15,000(13)       0.2%
                   Robert L. Cooney(4) .................................        12,000(14)       0.1%
                   All executive officers and directors
                   as a group (10 people) ..............................     4,070,483(15)      42.8%

----------
(1) The address of each person listed above, except the Qualified Terminable Interest Trust B established under the Last Will and Testament of Ronald
      H. Hoenig (the "Hoenig Trust") and Wellington Management Company, LLP, is in care of the Company, 4 International Drive, Rye Brook, New York 10573. The Hoenig Trust's address is c/o Swidler Berlin Shereff Friedman, LLP, 919 Third Avenue, New York, New York 10022. Wellington Management Company, LLP, is a U.S. registered investment adviser located at 75 State Street, Boston, MA 02109.

(2)   Beneficial owner of more than 5% of the outstanding Common Stock.

(3)   Named Executive Officer.

(4)   Director.

(5) Kathryn L. Hoenig (a director of the Company), Laura H. Hoenig, Susan C. Hoenig and Robert Spiegel (a director of the Company) (collectively, the "Trustees") have been appointed the Trustees of the Hoenig Trust. The Trustees collectively share voting and dispositive power with respect to the shares beneficially owned by the Hoenig Trust. Kathryn L. Hoenig, Laura H. Hoenig, Susan C. Hoenig and Ronald H. Hoenig, Jr. are beneficiaries under the Hoenig Trust. Each of the Trustees disclaims beneficial ownership of the shares owned by the Hoenig Trust.

(6) The amount of shares beneficially owned by Wellington Management Company, LLP are as reported on a Schedule 13-G as of December 31, 1998.

(7) Includes options to purchase 835,000 shares of Common Stock granted under the Company's 1991 Stock Option Plan (the "1991 Plan"), the 1994 Stock Option Plan (the "1994 Plan"), and the 1996 Long-Term Stock Incentive Plan (the "1996 Incentive Plan").

(8) Includes 121,100 shares of Common Stock that Mr. Herzog may be deemed to beneficially own, which includes 80,000 shares of Common Stock owned by Mr. Herzog's wife, 28,500 shares owned by his minor children and 12,600 shares owned by a private foundation of which Mr. Herzog is a director.

(9) Includes non-employee director options to purchase 14,000 shares of Common Stock granted under the 1994 Plan. Does not include any shares owned by the Hoenig Trust, with respect to which Mr. Spiegel is a Trustee. Mr. Spiegel disclaims beneficial ownership of the shares owned by the Hoenig Trust.

(10) Includes options to purchase 15,833 shares of Common Stock granted under the 1991 Plan and 1996 Incentive Plan. Does not include any shares owned by the Hoenig Trust, with respect to which Ms. Hoenig is a Trustee. Also does not include 100,000 shares owned by her brother, Ronald H. Hoenig, Jr., which are held in a custodial account for which she acts as custodian. Ms. Hoenig disclaims beneficial ownership of the shares owned by the Hoenig Trust and her brother.

(11) Includes options to purchase 30,000 shares of Common Stock granted under the 1991 Plan, the 1994 Plan and the 1996 Incentive Plan.

(12) Includes non-employee director options to purchase 14,000 shares of Common Stock granted under the 1994 Plan.

(13) Includes options to purchase 15,000 shares of Common Stock granted under the 1991 Plan.

(14) Includes non-employee director options to purchase 7,000 shares of Common Stock granted under the 1994 Plan.

(15) Includes options to purchase 920,833 shares of Common Stock granted to certain executive officers under the 1991 Plan, the 1994 Plan, and the 1996 Incentive Plan, and options to purchase 35,000 shares granted to non-employee directors under the 1994 Plan. Does not include 1,115,788 shares of Common Stock owned by the Hoenig Trust.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the directors and executive officers of the Company:


          NAME             AGE                             POSITION
-----------------------   -----   ---------------------------------------------------------
Fredric P. Sapirstein     56      Chairman of the Board, Chief Executive Officer,
                                  President, and Class III Director, and Chairman and
                                  Chief Executive Officer of Hoenig & Co., Inc.

Max H. Levine             58      Executive Vice President and Class II Director, and
                                  President of Hoenig & Co., Inc.

Alan B. Herzog            41      Executive Vice President, Chief Operating Officer, Chief
                                  Financial Officer, Treasurer, and Class I Director, and
                                  Chief Operating Officer and Chief Financial Officer of
                                  Hoenig & Co., Inc.

Kathryn L. Hoenig         37      Vice President, General Counsel, Secretary, and Class
                                  III Director, and Secretary of Hoenig & Co., Inc.

Robert L. Cooney          65      Class III Director

Martin F.C. Emmett        64      Class I Director

Robert Spiegel            62      Class I Director

Robin A. Green            34      Managing Director of Hoenig (Far East) Limited

Nigel Johnson-Hill        52      Managing Director of Hoenig & Company Limited

Seth M. Lynn, Jr.         50      President and Chief Executive Officer of Axe-Houghton
                                  Associates, Inc.

         Information with respect to the business experience and affiliations of the directors and executive officers is set forth below:


Class I Directors

         Alan B. Herzog, has been the Executive Vice President, Chief Operating Officer, Treasurer and a director of the Company since its formation in 1991. He also has served as Chief Financial Officer of the Company and of Hoenig & Co., Inc. ("Hoenig"), a wholly-owned subsidiary of the Company, since February 1997 and from 1982 until November 1995, and as Chief Operating Officer of Hoenig since April 1997. Mr. Herzog also has served at Hoenig as Chief Executive Officer from November 1995 until April 1997, as Treasurer since 1982, and as a director since 1987. Mr. Herzog has served as a director of Axe-Houghton Associates, Inc. ("Axe-Houghton"), a wholly-owned subsidiary of the Company, since April 1993, and as Treasurer of Axe-Houghton since December 1993. He also is a director of Hoenig & Company Limited ("Limited") and Hoenig (Far East) Limited ("Far East"), which are wholly-owned subsidiaries of the Company. Mr. Herzog is a Certified Public Accountant and a graduate of The Wharton School, University of Pennsylvania.

         Martin F.C. Emmett, has been a director of the Company since May 1994. From April 1989 until June 1993, Mr. Emmett served as Chief Executive Officer and Chairman of the Board of Directors of Tambrands, Inc., a manufacturer and marketer of Tampax tampons. From 1983 until 1989, he was Chairman of Security Pacific Burns Fry, a New York investment banking firm. Mr. Emmett currently serves on the Board of Visitors of the Fuqua School of Business at Duke University.

         Robert Spiegel, has been a director of the Company since its formation in 1991 and of Axe-Houghton since October 1994. He also has served as a director of Hoenig from 1987 until May 1995. Mr. Spiegel served as Chairman of the Board, Chief Executive Officer and President of RJR Drug Distributors, Inc., a privately-owned discount drug retailer based in Louisville, Kentucky, from 1984 until May 1995. He currently serves as a director of Gunther International, Ltd., (a Nasdaq Bulletin Board listed company) based in Norwich, Connecticut which designs, develops, assembles, markets and services high tech systems that assemble and bind printed documents. He also is a member of the Advisory Board of Ivy Asset Management, a registered investment adviser specializing in alternative investments. Mr. Spiegel graduated from The Wharton School, University of Pennsylvania.


Class II Directors


Max H. Levine, a founder of Hoenig, has been a director and Executive Vice President of the Company since its formation in 1991, and has served as President of Hoenig since November 1995 and as a director and Head of Trading at Hoenig since Hoenig's inception in 1970. He also served as a director of Axe-Houghton from September 1994 until May 1997 and from April 1993 until February 1994, and of Far East from October 1994 until May 1997. He is a member of the Board of Trustees of Ithaca College, the Executive Committee of Albert Einstein College of Medicine and the Wall Street Committee for St. Jude's. Mr. Levine is a graduate of Colgate University.


Class III Directors

     Fredric P. Sapirstein, has served as Chairman of the Board, Chief Executive Officer and President of the Company since September 1996. He also has served as Chief Executive Officer of Hoenig since April 1997. Mr. Sapirstein has served as a director of all of the Company's subsidiaries since September 1996. Before joining the Company, Mr. Sapirstein was employed by Bear Stearns & Co., Inc. as Managing Director, Head of Asian Investment Banking since 1995, and as Managing Director, Head of International Equity Capital Markets from 1994 until 1995. From 1991 until 1994, Mr. Sapirstein was a principal of FPS Management, Inc., a private investment management and consulting firm which he founded. From 1968 until 1990, he was employed at Schroder Wertheim & Co., Inc. in various positions, including as Chief Executive Officer of Equities Services. Mr. Sapirstein is a graduate of Tulane University.

     Kathryn L. Hoenig, has been a director of the Company since January 1996 and has served as Vice President, General Counsel of the Company since November 1995 and of Hoenig from April 1992 until September 1998. She also has served as Secretary of the Company and of Hoenig since May 1992. She has been Secretary of Axe-Houghton since December 1993 and a director of Axe-Houghton since October 1994. Ms. Hoenig is a graduate of Duke University and New York University School of Law.

     Robert L. Cooney, has been a director of the Company since February 1997. He currently serves as a partner of Cooney, Schroeder & Co., a private financial consulting firm that he founded in February 1997. From 1977 until January 1997, Mr. Cooney was Managing Director, Equity Capital Markets at Credit Suisse First Boston. He serves as a director of Edison Control Corporation, a Nasdaq National Market company which manufactures and distributes systems of pipes, couplings, hoses and other equipment used in pumping concrete. Mr. Cooney also serves as a director of Equity ONE, Inc. a New York Stock Exchange listed diversified real estate trust based in Miami, Florida. Mr. Cooney is a graduate of the College of the Holy Cross and Harvard Business School.


Non-Director Executive Officers

         Robin A. Green, has been Managing Director of Far East since April 1995 and a director of Far East since February 1995. From July 1988 until April 1995, he served as Chief Financial Officer and Secretary of Limited, and he has been a director of Limited since 1990. He also was a Vice President of Hoenig from February through March 1995. From August 1985 until July 1988, Mr. Green was employed by Touche Ross & Co., Chartered Accountants. Mr. Green is a member of the Institute of Chartered Accountants of Scotland and a graduate of the University of Glasgow.

         Nigel Johnson-Hill, has been Managing Director of Limited since 1988 and a director of Limited since 1985. He also has served as a director of Far East since October 1994. Mr. Johnson-Hill served as a director of the Company from November 1991 until February 1997.

         Seth M. Lynn, Jr., has served as Chief Executive Officer, President and a director of Axe-Houghton since 1984. He also has served as Chairman of the Board of Directors of Axe-Houghton since October 1996 and from 1984 through August 1994. Mr. Lynn is a graduate of Yale University and The Wharton School, University of Pennsylvania.

         Pursuant to the By-laws of the Company and its subsidiaries, each executive officer generally serves until his or her successor is chosen or until his or her earlier resignation or removal. Pursuant to their employment or other agreements, each of Messrs. Sapirstein, Levine and Herzog have agreed that, if their employment with the Company terminates for any reason, he will no longer serve as a director of the Company. See "Employment Agreements with Certain Named Executive Officers".

         There is no current family relationship among any of the directors or executive officers of the Company. Kathryn L. Hoenig and Robert Spiegel each serves as an executor of the Estate of Ronald H. Hoenig and as a Trustee of the Hoenig Trust.

                                   PROPOSAL I


                             ELECTION OF DIRECTORS

         Pursuant to the provisions of the Company's Certificate of Incorporation and By-laws, the Board has fixed the number of directors at seven.

         The directors are divided into three classes, designated Class I, Class II and Class III. The Class I, Class II and Class III directors have been or will be elected to serve for a term of three years and until their respective successors are elected and qualified at the Annual Meeting of Stockholders in 2001, 1999 and 2000, respectively. The Class I directors are Martin F.C. Emmett, Alan B. Herzog and Robert Spiegel; the Class II director is Max H. Levine; and the Class III directors are Robert L. Cooney, Kathryn L. Hoenig and Fredric P. Sapirstein.

         One Class II director is to be elected at the Annual Meeting for a term of three years and until the election and qualification of a successor. The Board recommends that the Stockholders elect Max H. Levine as a Class II director. Mr. Levine currently is a director. Proxies will be voted for Mr. Levine as a Class II director, unless otherwise specified on the form of proxy. Class I and Class III directors will not be elected at the Annual Meeting.

         If the nominee should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxies will be voted for any substitute nominee designated by the Board. If no substitute is designated, the size of the Board may be reduced. The Board knows of no reason why the nominee will be unavailable to serve.

COMPENSATION OF DIRECTORS

         During 1998, non-employee directors (i.e., directors who are not employed by the Company or any of its subsidiaries) received an annual retainer of $15,000, reimbursement of expenses and $500 for attendance at each meeting of the Board or any committee thereof. In addition, each non-employee director serving as Chairman of any committee of the Board received an annual stipend of $3,000. Each non-employee director has been granted a five-year option to purchase 10,000 shares of Common Stock at an exercise price per share equal to the fair market value on the date of grant, which vests as follows: 4,000 shares on the first anniversary of the date of grant; 3,000 shares on the second anniversary of the date of grant; and 3,000 shares on the third anniversary of the date of grant (each, a "Director Option"). Each non-employee director will be granted a Director Option upon joining the Board (the "Appointment Date"), and on the third anniversary of such Appointment Date and every three years thereafter. Directors who are officers or employees of the Company or any of its subsidiaries receive no compensation for their services as directors, other than their regular compensation for services as such officers or employees; nor are they eligible to be granted Director Options.


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. The members of the

Board who are not senior officers of the Company are kept informed of the Company's business by reports and documents given to them from time to time, as well as by operating, financial and other reports made at Board and committee meetings. The standing committees established by the Board to assist it in the discharge of its responsibilities are described below.

         Regular meetings of the Board are held four times per year and special meetings are scheduled when required. The Board held four regular meetings and six special meetings in 1998.

         The Board has an Audit Committee which recommends to the Board the accounting firm to be selected as independent public accountants of the Company, reviews recommendations made by the independent public accountants concerning the Company's accounting methods and systems of internal controls, reviews and reports to the Board with respect to the annual audit conducted by the Company's independent public accountants and reviews with the independent public accountants their relationship with management. The Audit Committee met three times in 1998. The Audit Committee is composed entirely of independent, non-employee directors. In 1998, Robert Cooney served as Chairman of the Audit Committee, the other members of which were Martin F.C. Emmett and Robert Spiegel.

         The Board also has a Compensation and Stock Option Committee which is responsible for determining and overseeing the policies and plans which relate to the compensation of the Company's executive officers and certain other employees. The Compensation and Stock Option Committee also is responsible for administering the Company's stock purchase plans, stock option plans, the
Section 162(m) Cash Bonus Plan (the "Section 162(m) Plan") and the 1996 Incentive Plan. The Compensation and Stock Option Committee held eleven meetings in 1998. The Compensation and Stock Option Committee is composed entirely of non-employee directors. In 1998, Martin F.C. Emmett served as Chairman of the Compensation and Stock Option Committee, the other members of which were Robert Spiegel and Robert L. Cooney.

         The Board has a Nominating Committee which is responsible for reviewing potential director candidates and for recommending qualified candidates for nomination and election to the Board, including the slate of nominees of directors to be elected by the Stockholders and any directors to be elected by the Board to fill vacancies. In 1998, the Nominating Committee consisted of Robert Spiegel (Chairman), Robert Cooney, Martin F.C. Emmett and Fredric P. Sapirstein. The Nominating Committee met three times in 1998. The Nominating Committee will consider qualified director candidates recommended by Stockholders. In addition, under the advance notice provision of the Company's By-laws, a Stockholder who wishes to propose a candidate for election to the Board at an Annual Meeting of Stockholders must give written notice of such intention to the Secretary of the Company not later than ninety (90) days in advance of the date upon which notice of the prior year's Annual Meeting of Stockholders was first given. In the case of a special meeting of Stockholders, such written notice must be given to the Secretary of the Company not later than the close of business on the seventh day after the date on which notice of such meeting was first given. The deadline for such notice with respect to the Company's 2000 Annual Meeting of Stockholders is January 11, 2000. Such notice must contain the information and follow the procedures contained in the Company's By-laws.


                       COMPENSATION OF EXECUTIVE OFFICERS


REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

         This report is being made by the Compensation and Stock Option Committee (the "Committee") of the Board, which is composed entirely of non-employee directors. The Committee is responsible for determining and overseeing the policies and plans which relate to the compensation of the Company's executive officers and certain other employees, including the Named Executive Officers referred to in this Proxy Statement. In addition, the Committee is responsible for administering the Company's stock option plans and other long-term incentive and executive compensation plans and for making awards under those plans. The Committee also reviews the terms of formal employment agreements of executive officers and those employment agreements providing for annual compensation in excess of certain levels. The purpose of this report is to describe the Company's executive compensation program and to discuss the factors that the Committee considered in determining the 1998 compensation of the Company's Chief Executive Officer and the other executive officers, including the Named Executive Officers.


Executive Compensation Program

         The Company's executive compensation program is based on the philosophy that maintaining and motivating a qualified management team are essential for the growth and prosperity of the Company, which will inure to the benefit of Stockholders. To that end, the Company's compensation policies and practices are designed to attract, retain and reward executive officers who contribute to the success of the Company's business. From time to time, the Committee consults with William M. Mercer, Incorporated ("Mercer"), a compensation consultation firm which advises the Committee, and other compensation specialists regarding compensation issues.

         The Company's compensation program consists of the following components: (i) base salary; (ii) performance bonuses generally awarded after the end of the year or the applicable performance period; (iii) long-term, equity-based compensation in the form of stock options and other stock-based awards under the Company's 1996 Incentive Plan; and (iv) contributions to employee benefit plans (e.g., profit-sharing plans). With respect to certain executives, the Company is contractually committed under employment agreements to provide specified minimum salaries, cash bonuses and perquisites and to grant stock options on certain pre-determined terms subject to the Committee's approval.

         Base salaries for executives are set at levels which the Committee believes are generally competitive with salaries of similarly positioned executives at comparable brokerage and financial services companies. Increasingly, annual performance bonuses and, in some cases equity awards, for executives with execution, sales or other revenue generating responsibilities are determined based on objective, revenue- or profit-based formulas. While the Committee believes in the use of objective performance measures, such as those described in the Company's Section 162(m) Plan, it recognizes that there are important corporate goals, which are not capable of objective measurement, that management should be incentivized to achieve. Accordingly, the Committee may approve the payment of subjective performance bonuses that are not based on objective formulas to reward the achievement of non-quantitative goals.

         For those executives serving primarily in managerial or administrative roles, performance bonuses generally have been determined on a subjective basis after consideration of the executive's individual and departmental performance, his or her contribution to the Company's financial results for the year and the executive's importance to the future growth and long-term development of the Company's business. Recommendations regarding annual performance bonuses are made by management to the Committee, which is responsible for reviewing and approving annual performance bonuses for executive officers.

         The Company's long-term, stock-based compensation to date has consisted of grants of U.S. incentive stock options, U.K. tax-qualified stock options, non-qualified stock options, deferred stock awards and restricted stock grants. Stock-based awards typically are granted to those executive officers and employees who have contributed to the growth and profitability of the Company or have demonstrated outstanding performance, as well as to those who can be expected to make such contributions in the future. The majority of stock-based awards approved by the Committee are intended to compensate the recipient for past performance; however, the Committee believes in using equity-based awards to attract new talent to the Company. The 1996 Incentive Plan affords the Committee flexibility to award a variety of equity-based incentives to executive officers and other key employees and consultants.

         It is the Committee's general policy to grant stock-based awards subject to time-based or performance-based vesting. As a general rule, stock options and deferred stock grants are subject to three-year vesting, with one-third of the award vesting on each anniversary of the grant date. The Committee believes that stock options, deferred stock and other long-term, stock-based compensation serve to align the interests of executives with those of Stockholders and help to retain key employees. These awards serve the interests of the Company and Stockholders by encouraging recipients to focus on the long-term growth of Stockholder value.

         The Company also maintains voluntary contributory profit-sharing plans which cover substantially all of its employees in the United States, United Kingdom, Hong Kong and Tokyo. The Company generally makes discretionary contributions to these plans based on, among other things, the Company's performance. For the year ended December 31, 1998, the Company contributed a total of $524,345 to these plans.

         The Company also maintains employee stock purchase plans which enable eligible employees (both U.S.-based and, where permissible, foreign) to purchase up to $25,000 worth of the Company's Common Stock a year at a 15% discount to the market price. The Company has reserved 500,000 shares for issuance under these plans. Employees owning 1% or more of the Company's Common Stock are not eligible to participate in the plans.

         As indicated in previous Committee reports and reflected by the adoption of the Section 162(m) Plan in 1996, the Company generally intends to take steps necessary to comply with the deduction limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder. However, there may be circumstances where it may be in the best interests of the Company and its Stockholders to pay compensation which exceeds the limitations of Section 162(m) even though such compensation may not be fully deductible.


1998 Executive Officer Compensation

         The 1998 compensation of executive officers consisted of three principal components: (i) a fixed cash salary, generally determined prior to the beginning of the year; (ii) a cash performance bonus, generally paid after the end of the year or the applicable performance period; and (iii) stock-based awards. In addition, the Company paid life insurance premiums on behalf of employees, including executive officers, with respect to policies owned by such employees, made contributions to the Company's profit-sharing plans and, in the case of one executive officer who was relocated to a foreign subsidiary in 1995, provided a housing allowance and paid certain personal travel expenses incurred during trips to the executive's previous home.

         Fredric P. Sapirstein and two other Named Executive Officers were employed by the Company during 1998 pursuant to employment agreements which provide for certain minimum annual salaries, cash bonuses, stock options and other compensation, such as perquisites. One of these agreements was entered into during the year, effective beginning April 9, 1998. The terms of these agreements, including the provisions requiring the Company to make certain payments to these executive officers in the event of a termination "other than for cause", for "good reason" or upon a "change of control" (as defined in the agreements), are described more fully in "Employment Agreements with Certain Named Executive Officers" in this Proxy Statement.

         In reviewing management's recommendations with respect to 1998 cash performance bonuses and stock-based awards for the executive officers, the Committee reviewed the following: (i) the terms of any employment agreement between the executive and the Company and any applicable bonus formula; (ii) for each executive officer, information concerning salary, cash bonus, perquisites, life insurance premiums paid, payments made to the Company's employee benefit plans and stock-based awards for the last three years; (iii) compensation data; (iv) the executive officer's individual performance and contribution to the Company's short- and long-term results; and (v) the Company's financial results for 1998. In reviewing the Company's 1998 financial performance, the Committee considered the improvement in the Company's operating results in 1998, particularly with respect to the Company's domestic brokerage and asset management operations.

         The Committee used pre-determined formulas based on profitability in determining 1998 cash performance bonuses for three Named Executive Officers. With respect to the other executive officers, the Committee attempted to provide total compensation which was competitive yet consistent with the executive officer's individual performance and the Company's financial results in 1998. With respect to executive officers with managerial responsibility for the Company's brokerage subsidiaries, the Committee considered the financial performance of the subsidiary, including growth in revenues and profitability, in determining such executive officers' cash bonuses for 1998.

         The Committee made long-term stock-based awards to two executive officers, including the Chief Executive Officer. Based on the recommendation of management, the Committee approved salary increases for 1999 with respect to certain executive officers, including two Named Executive Officers.


Chief Executive Officer Compensation

         Mr. Sapirstein's 1998 compensation consisted of salary, a cash bonus, stock options, the payment of life insurance premiums and a contribution to the Company's profit-sharing plan. All amounts paid to Mr. Sapirstein as salary in 1998 were based on the terms of his employment agreement, which is described in "Employment Agreements with Certain Named Executive Officers" herein. Under the terms of his employment agreement, Mr. Sapirstein is guaranteed an annual minimum bonus of $300,000, which for 1998 was intended to be deducted from any amounts due Mr. Sapirstein under an incentive plan that was approved by the Committee and the Board in March 1998 (the "1998 CEO Incentive Plan"). The 1998 CEO Incentive Plan consists of two components: (i) an objective, formula component under the Section 162(m) Plan based on the achievement of pre-determined financial goals, and (ii) a subjective component based on the Committee's assessment of non-financial measures. The 1998 CEO Incentive Plan also provides that Mr. Sapirstein's total cash compensation for 1998 cannot exceed 45% of the Company's 1998 net income, after total compensation expenses, and that the subjective component of the plan cannot exceed approximately $600,000.

         Mr. Sapirstein received a total cash bonus of $1.1 million under the 1998 CEO Incentive Plan. Based on the objective component of the 1998 CEO Incentive Plan, Mr. Sapirstein earned a cash bonus of $1,528,000 due to the fact that the Company's financial results in 1998 surpassed each of the pre-determined financial goals. The Committee determined in its judgment to reduce the cash bonus award to Mr. Sapirstein under the objective component of the 1998 CEO Incentive Plan to $1.1 million for reasons unrelated to his performance and in recognition of the unusual circumstances that all of the objective financial goals for 1998 were exceeded. The Committee did not make a separate cash bonus award under the subjective component of the 1998 CEO Incentive Plan.

         The Committee also determined to award Mr. Sapirstein long-term, stock-based compensation in recognition of his performance in 1998. The Committee awarded Mr. Sapirstein a ten-year, incentive stock option to purchase 45,000 shares of Common Stock at $6.50, the market price of the Common Stock on the date of grant, which vests one-third on each of the first three anniversaries of the grant date. The Committee awarded Mr. Sapirstein the stock option in recognition of his strong performance in 1998 and to provide Mr. Sapirstein with long-term compensation whose value is dependent upon the future success of the Company.



                                      COMPENSATION AND STOCK OPTION COMMITTEE




                                         Martin F.C. Emmett, Chairman
                                         Robert L. Cooney
                                         Robert Spiegel

COMPENSATION TABLES

         The following tables contain compensation data for the Named Executive
Officers:


                           SUMMARY COMPENSATION TABLE


                                                                          LONG-TERM COMPENSATION
                                        ANNUAL COMPENSATION                       AWARDS
                                ----------------------------------- -----------------------------------
                                                                       RESTRICTED        SECURITIES         ALL OTHER
                                            SALARY         BONUS         STOCK           UNDERLYING      COMPENSATION(1)
  NAME AND PRINCIPAL POSITION    YEAR        ($)            ($)        AWARDS ($)        OPTIONS (#)           ($)
------------------------------- ------ ---------------- ----------- ---------------- ------------------ ----------------
Fredric P. Sapirstein           1998        400,000(2)   1,100,000                           45,000(3)         9,974
Chairman, Chief Executive       1997        400,000(2)     410,000                          180,000(3)         7,000
Officer and President           1996        126,154(2)     100,000                        1,000,000(3)           216

Max H. Levine                   1998        400,000(2)     792,302                               --            9,974
Executive Vice President        1997        400,000(2)     732,121                               --            7,000
                                1996        369,434(2)     525,000                               --           94,793

Alan B. Herzog                  1998        275,000        175,000                               --            9,974
Executive Vice President,       1997        275,000        135,000                               --            7,000
COO, CFO and Treasurer          1996        250,000(2)     125,000                               --           63,122

Seth M. Lynn, Jr.               1998        321,230(2)     115,212                               --            9,974
Chief Executive Officer         1997        240,000(2)     100,154                               --            7,000
Axe-Houghton Associates, Inc.   1996             --             --                               --               --

Robin A. Green                  1998        230,000        175,000                               --          162,056
Managing Director               1997        230,000        230,000                           30,000(4)       165,194
Hoenig (Far East) Limited       1996        230,000        170,000       262,500(4)              --          154,098

----------
(1) For 1998, consists of annual contributions on behalf of the following Named Executive Officers to the Company's profit-sharing plans as follows: Fredric P. Sapirstein ($9,974); Max H. Levine ($9,974); Alan B. Herzog ($9,974); Robin A. Green ($23,000); and Seth M. Lynn ($9,974). For Mr. Green, also includes a housing allowance of $127,877 in 1998 and personal travel expenses of $11,179 in 1998 provided in connection with his assignment in Hong Kong.

(2) The 1998 salaries of Messrs. Sapirstein, Levine and Lynn were as provided in their respective employment agreements. See "Employment Agreements with Certain Named Executive Officers". The salary paid to Mr. Lynn in 1998 is based on an annualized salary of $240,000 for the period January 1, 1998 until April 8, 1998 and an annualized salary of $350,000 for the period April 9, 1998 until December 31, 1999. The salary paid to Mr. Sapirstein in 1996 is based on an annualized salary of $400,000 for the period September 5, 1996 through December 31, 1996. The annual salaries of Mr. Levine and Mr. Herzog for 1996 include cost-of-living increases provided in their respective employment agreements, which terminated on December 31, 1996.

(3) On January 20, 1999, Mr. Sapirstein was granted a ten-year, qualified option to purchase 45,000 shares of Common Stock at an exercise price of $6.50 per share, which vests one-third on each of January 20, 2000, January 20, 2001 and January 20, 2002, as part of his 1998 compensation. On January 29, 1998, Mr. Sapirstein received a ten-year, non-qualified option to purchase 180,000 shares of Common Stock at an exercise price of $6.1875 per share, which vests one-third on each of January 29, 1999, January 29, 2000 and January 29, 2001, as part of his 1997 compensation. Pursuant to the terms of his employment agreement, on September 5, 1996, Mr. Sapirstein was granted: (i) ten-year options to purchase 500,000 shares of Common Stock at $3.625 per share, which vest 25% on the date of grant and on each of the first three anniversaries of the date of grant; and (ii) ten-year options to purchase 500,000 shares of Common Stock at an exercise price of $5.00 per share, which vest on the ninth anniversary of the grant date, subject to earlier vesting as follows: (a) 50% vests if the average closing price of the Common Stock equals or exceeds $7.00 per share for 20 consecutive trading days; and (b) 100% vests if the average closing price of the Common Stock equals or exceeds $8.00 per share for 20 consecutive trading days.

(4) On January 29, 1998, Mr. Green received a ten-year, non-qualified option to purchase 30,000 shares of Common Stock at an exercise price of $6.1875 per share, which vests one-third on each of January 29, 1999, January 29, 2000 and January 29, 2001, as part of his 1997 compensation. On January 14, 1997, Mr. Green received a deferred stock award of 50,000 shares of Common Stock, which vests 16,667 shares on each of January 14, 1998 and January 14, 1999, and 16,666 shares on January 14, 2000. The cash value of the deferred stock award is listed in the summary compensation table and was determined by multiplying the number of shares covered by the award by the market price of the Common Stock on the date the award was made. Dividends or dividend equivalents are not payable with respect to the deferred stock award. The cash value of the deferred stock award on December 31, 1998 was $362,500.

                     OPTION GRANTS IN THE LAST FISCAL YEAR


                                                                                               POTENTIAL REALIZABLE
                                                                                                     VALUE AT
                                                                                               ASSUMED ANNUAL RATES
                                                                                                        OF
                                                                                                   STOCK PRICE
                                                                                                 APPRECIATION FOR
                                                  INDIVIDUAL GRANTS                               OPTION TERM(1)
                        ---------------------------------------------------------------------- --------------------
                         NUMBER OF SECURITIES        % OF TOTAL
                              UNDERLYING               OPTIONS         EXERCISE OR
                            OPTIONS GRANTED     GRANTED TO EMPLOYEES   BASE PRICE   EXPIRATION
          NAME                    (#)               IN FISCAL YEAR      ($/SHARE)      DATE      5% ($)    10% ($)
----------------------- ---------------------- ---------------------- ------------ ----------- --------- ----------
Fredric P. Sapirstein           180,000(2)               56.7%            6.1875    01/29/08    307,709   679,956
Max H. Levine                        --                    --                 --          --         --        --
Alan B. Herzog                       --                    --                 --          --         --        --
Seth M. Lynn, Jr.                    --                    --                 --          --         --        --
Robin A. Green                   30,000(2)                9.4%            6.1875    01/29/08     51,285   113,326

----------
(1) The dollar amounts shown in this table are the result of calculations at stock price appreciation rates specified by the Securities and Exchange Commission and are not intended to forecast actual future appreciation rates of the price of the Common Stock. The Named Executive Officers will realize no value if the price of the Common Stock does not appreciate above the exercise price.

(2) Each of these non-qualified options has a ten-year term and vests with respect to one-third of the shares on each of the first three anniversaries of the date of grant, which was January 29, 1998.



                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES




                                                                NUMBER OF SECURITIES
                                                                     UNDERLYING                   VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                                 FISCAL YEAR-END (#)             FISCAL YEAR-END ($)(1)
                                                            ----------------------------- ------------------------------------
                         SHARES ACQUIRED       VALUE
          NAME           ON EXERCISE (#)   REALIZED ($)(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE ($)   UNEXERCISABLE ($)
----------------------- ----------------- ----------------- ------------- --------------- ----------------- ------------------
Fredric P. Sapirstein              0                 0         775,000        305,000         2,121,875          644,285
Max H. Levine                 45,000           124,875               0              0                 0                0
Alan B. Herzog                10,000            16,500               0              0                 0                0
Seth M. Lynn, Jr.                  0                 0          15,000              0            48,750                0
Robin A. Green                 8,750            28,438          13,334         36,666            64,001           63,835

----------
(1) Based on the last sale price of the Common Stock on December 31, 1998 less the exercise price.

(2) Based on the last sale price of the Common Stock on the date of exercise less the exercise price.

PERFORMANCE GRAPH


         The following graph compares the five-year cumulative total stockholder return (assuming reinvestment of cash dividends, to the extent applicable) of the Common Stock with the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) ("Nasdaq Composite"), the Lipper Composite Brokerage Index (the "Lipper Index") and a "peer group" consisting of twelve publicly-traded brokerage and financial services firms. The Company had previously used the Lipper Index for comparison purposes, but in 1998, the Lipper Index was no longer published. Consequently, the Company has substituted the peer group for the Lipper Index. All of the companies in the peer group formerly were included in the Lipper Index. In accordance with the requirements of the Commission, the returns of the Lipper Index are included in the performance graph as described below.


[GRAPH OMITTED]


NOTES: Assumes $100 invested on 12/31/93 in Hoenig Group Inc. Common Stock, in the Nasdaq Composite, in the Lipper Index and in a Peer Group. Reflects month-end dividend reinvestment and annual reweighting of the Lipper Index and Peer Group portfolio.


        For the period December 31, 1997 through December 31, 1998, the Lipper Index was not published. Consequently, for this period the following sixteen companies, which formerly constituted the Lipper Index, were included: Advest Group Inc., Bear Stearns Companies Inc., Dain Rauscher Corp., Donaldson Lufkin & Jenrette, Inc., Edwards (AG) Inc., First Albany Companies Inc., Hoenig Group Inc., Interstate/Johnson Lane Inc., Jefferies Group Inc., Kinnard Investments Inc., Legg Mason Inc., Schwab (Charles) Corp., Scott & Stringfellow Financial Inc., Southwest Securities Group Inc., Stifel Financial Corp., and Ziegler Co., Inc.


        The companies included in the Peer Group are: Advest Group Inc., Dain Rauscher Corp., Edwards (AG) Inc., First Albany Companies Inc., Interstate/Johnson Lane Inc., Jefferies Group Inc., Kinnard Investments Inc., Legg Mason Inc., Scott & Stringfellow Financial Inc., Southwest Securities Group, Inc., Stifel Financial Corp., and Ziegler Co., Inc.



  INDEX DATA                 Dec93    Dec94      Dec95     Dec96     Dec97     Dec98
  Hoenig Group Inc.          $100      $77       $ 90      $120      $148      $162
  Nasdaq Composite           $100      $97       $135      $166      $202      $282
  Lipper Index               $100      $84       $115      $172      $341      $459
  Peer Group                 $100      $81       $115      $166      $313      $299

EMPLOYMENT AGREEMENTS WITH CERTAIN NAMED EXECUTIVE OFFICERS


         On September 5, 1996, Fredric P. Sapirstein executed an employment agreement with the Company for a term which commenced on that date and ends on December 31, 1999 (the "Sapirstein Agreement"). The Sapirstein Agreement provides for his employment as Chairman of the Board, Chief Executive Officer and President of the Company at an annual salary of $400,000 and minimum cash bonus of $300,000. The minimum cash bonus will operate as a draw against amounts due under an annual incentive plan to be determined by the Committee that includes performance goals under the Company's Section 162(m) Plan. The Company is required during the term of his employment to include Mr. Sapirstein in the management slate for election as a director of the Company and to use its best efforts to cause him to be elected to the Company's Board.

         The Sapirstein Agreement also provides for the grant of (i) ten-year options to purchase 500,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date he commenced employment, which vest 25% on the date of grant and 25% on each of the first three anniversaries of the date of grant (the "Service-Based Options"); and (ii) ten-year options to purchase 500,000 shares of Common Stock at an exercise price of $5.00 per share, which vest on the ninth anniversary of the grant date, subject to earlier vesting as follows: (a) 50% vests if the average closing price of the Common Stock equals or exceeds $7.00 per share for 20 consecutive trading days; and (b) 100% vests if the average closing price of the Common Stock equals or exceeds $8.00 per share for 20 consecutive trading days (the "Performance Options"). The Service-Based Options and the Performance Options were granted on September 5, 1996, the date Mr. Sapirstein commenced employment. All of the Performance Options have vested. All options generally will vest immediately upon a "change of control", and the Service-Based Options will vest immediately following termination of Mr. Sapirstein's employment for "good reason" or "other than for cause" if such termination occurs after September 5, 1997. The Sapirstein Agreement also provided for Mr. Sapirstein's purchase from the Company of 250,000 shares of Common Stock at the closing price on the last trading day immediately prior to September 5, 1996.

         The Sapirstein Agreement further provides that, in the event of a termination of employment by the Company "other than for cause" or by Mr. Sapirstein for "good reason", the Company will pay Mr. Sapirstein (i) any salary due through the date of termination, any earned but unpaid bonus and any amount accrued under the Company's benefit plans (the "Accrued Obligations"); and (ii) certain termination payments based upon when such termination occurs. If such termination occurs prior to the first anniversary of employment, the termination payment will be $700,000. If such termination occurs after the first anniversary of employment and on or before the second anniversary, the termination payment will be $1,400,000. If such termination occurs after the second anniversary of employment, the termination payment will equal the three-year average of salary and bonus paid to Mr. Sapirstein, multiplied by the number of years (or fraction thereof) remaining in the employment term. In addition, if such termination occurs after the second anniversary of employment, Mr. Sapirstein will be entitled to receive an amount equal to any bonus paid to Mr. Sapirstein for the year immediately prior to the termination of employment, multiplied by a fraction, the numerator of which is the number of days elapsed in the year of termination, and the denominator of which is
365. In the event of termination of employment due to death or disability, the Sapirstein Agreement provides that Mr. Sapirstein or his estate will receive only the Accrued Obligations.

         On October 8, 1998, Max H. Levine executed a new employment agreement with the Company (the "Levine Agreement") which amended certain terms of his prior employment agreement dated November 25, 1996, that expired on December 31, 1998. The Levine Agreement has a three-year term commencing on January 1, 1999, unless earlier terminated in accordance with the terms of the Levine Agreement. The Levine Agreement provides for Mr. Levine's employment as Executive Vice President of the Company and President of Hoenig at an annual salary of $400,000 and an annual minimum bonus of $150,000, which is unchanged from the prior agreement, plus an increased percentage of the net pre-tax profits (as defined) of commission business for which Mr. Levine is responsible. The Levine Agreement also provides for the grant of a ten-year, non-qualified option to purchase 50,000 shares of Common Stock at an exercise price equal to the market price on the date of grant, which was granted on January 4, 1999. The option vests one-third on each of the first three anniversaries of the grant date.

         The Levine Agreement provides that, in the event of a termination of employment by the Company "other than for cause" or by Mr. Levine for "good reason", the Company will pay Mr. Levine (i) the Accrued Obligations; (ii) an amount equal to the greater of $500,000 or $500,000 multiplied by the remaining term of the Levine Agreement; and (iii) an amount equal to Mr. Levine's percentage of net pre-tax profits of commission business for which Mr. Levine is responsible for the year (beginning January 1) in which the termination of employment occurs.


         The Levine Agreement further provides that, in the event of termination of employment as a result of "disability", the Company will pay him the Accrued Obligations and an amount equal to his salary plus $150,000, multiplied by the number of years (or fraction thereof) remaining in the employment term. In addition, the Company would be required to make contributions on his behalf to all Company-sponsored health and welfare plans on terms no less favorable than those in effect on the date of termination until the earlier of (i) one year from the date of termination; (ii) entitlement to coverage under plans provided by a new employer; (iii) death; or
(iv) the end of the employment term under the Levine Agreement. In the event of a termination of employment due to Mr. Levine's death, the Levine Agreement provides that the Company will pay Mr. Levine's estate or designated beneficiaries (i) the Accrued Obligations; (ii) $150,000; and (iii) the amount of any bonus paid to Mr. Levine for the immediately preceding fiscal year, multiplied by a fraction, the numerator of which is the number of days elapsed in the year of such termination, and the denominator of which is 365.


         Effective April 9, 1998, Seth M. Lynn, Jr. executed a new employment agreement with Axe-Houghton for a three-year term (the "Lynn Agreement"), unless earlier terminated in accordance with its terms. The Lynn Agreement provides for Mr. Lynn's employment as President of Axe-Houghton Associates, Inc. and Managing Director of the Axe Core Disciplines (as defined) at an annual salary of $350,000 and a minimum bonus of $100,000 only for the year ended December 31, 1998, and participation in an annual bonus pool consisting of a percentage of the pre-tax profits (as defined) of the group of people responsible for managing the Axe Core Disciplines, which includes Mr. Lynn.


         The Lynn Agreement provides that, in the event of a termination of employment by the Company "other than for cause" or by Mr. Lynn for "good reason", the Company will pay Mr. Lynn (i) the Accrued Obligations; (ii) for termination of employment occurring after December 31, 1998, an amount equal to $350,000 multiplied by the remaining term of the Lynn Agreement; and (iii) an amount equal to the bonus pool for the year in which termination of employment occurs, multiplied by the percentage, if any, of the bonus pool that was paid to Mr. Lynn with respect to the year immediately prior to the termination. In the event of termination of employment due to death or "disability", the Company will pay to Mr. Lynn or his estate only the Accrued Obligations.


         All three agreements (Sapirstein, Levine and Lynn) contain similar provisions regarding non-competition and non-solicitation. Each agreement includes non-competition and non-solicitation covenants which preclude the executive from competing with the Company's business or soliciting the Company's customers or employees during the "Non-Competition Period". The Non-Competition Period under the Sapirstein Agreement consists of: (i) the employment term; (ii) the lesser of one-year or the remaining term of the Agreement if employment is terminated by the Company for "cause" or by Mr. Sapirstein other than for "good reason"; and (iii) the period during which Mr. Sapirstein is receiving termination payments. The Non-Competition Period under the Levine Agreement consists of: (i) the employment term; and (ii) the lesser of one year or the remaining term of the Agreement if employment is terminated by the Company for "cause" or by Mr. Levine other than for "good reason". The Non-Competition Period under the Lynn Agreement includes: (i) the employment term; (ii) one year if employment is terminated by the Company for "cause" or by Mr. Lynn other than for "good reason"; and (iii) the period during which Mr. Lynn is receiving termination payments.


         Each of the Sapirstein, Levine and Lynn Agreements also provides that, in the event of termination of employment for any reason, the executive shall no longer serve as a director of the Company or any of its subsidiaries.

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

         On May 27, 1998, the Company purchased 25,000 shares of Common Stock from Max H. Levine, a Named Executive Officer and director, for $7.00 per share, resulting in a total purchase price of $175,000. The Board approved the purchase by a unanimous vote, excluding Mr. Levine, under the stock repurchase program approved by the Board in 1994. At the time of the repurchase, the opening bid and ask quotations for the Common Stock were $7.0625 and $7.125 per share, respectively, and the last sale was at $7.0625 per share.

         Pursuant to the employment agreement between the Company and Ronald H. Hoenig, in 1998 the Company paid the Estate of Ronald H. Hoenig (the "Estate") $285,692, which represented the third and final installment of a $857,077 death benefit that was payable in three equal annual installments over the three-year period following Mr. Hoenig's death in October 1995. In addition, pursuant to the employment agreement, the Company was required to provide Mr. Hoenig's wife and dependents with benefits (i.e., health insurance) similar to those provided to executives under the Company's benefit plans and policies until October 12, 1998.

         The officers and employees of the Company and its operating subsidiaries are ordinarily required to execute personal securities transactions through the Company's broker-dealer subsidiaries. Such orders are executed at a discount from commission rates offered to unaffiliated customers. Max H. Levine, and his son, Michael Levine, who also is employed by Hoenig, each maintains a margin account with Hoenig's U.S. clearing broker, Sanford C. Bernstein & Co., Inc. Credit extended to Max Levine and Michael Levine in these accounts in 1998 was done in the ordinary course of business, was made on substantially the same terms (including interest rates and collateral requirements) as those for comparable transactions by others, and did not involve more than the normal risk of collectibility or present other unfavorable features.


SHAREHOLDER'S AGREEMENTS AND CERTAIN TRANSACTIONS RELATING TO INSURANCE

         Effective upon the closing of the Company's initial public offering in 1991, the Company and holders of shares of Common Stock outstanding prior to the initial public offering, including certain directors and executive officers of the Company, entered into an agreement (each, a "Shareholder's Agreement" and, collectively, the "Shareholder's Agreements") which provides that, upon the death of each such holder, the Stockholder's estate will have an option to sell shares of Common Stock to the Company, as described below. At the option of the estate, exercisable within thirty (30) days after the appointment of an executor or representative of the estate, the Company is obligated to purchase, at a purchase price equal to 10% below the market value of the shares of Common Stock, the number of shares of Common Stock which results in an aggregate purchase price of the greater of the actual amount of insurance proceeds received by the Company upon the death of the holder, if any, or $1 million. The market value will be determined based on the average of the last twenty days' closing prices of the Common Stock prior to the death of such holder. The Company will have the right, but shall not be obligated, to increase the number of shares of Common Stock to be purchased by it up to the maximum number of shares the Stockholder's estate desires to sell.

         In order to fund its obligations under the aforementioned Shareholder's Agreements, the Company maintained in 1998 life insurance policies on certain Stockholders who hold such options. Some of these Stockholders also serve as directors and executive officers of the Company. The face value of these policies on directors and executive officers as of December 31, 1998 were as follows:



       Max H. Levine ..............    $3,587,250
       Alan B. Herzog .............     2,812,300
       Robert Spiegel .............     1,000,000
       Nigel Johnson-Hill .........     1,000,000
                                       ----------
       Total: .....................    $8,399,550
                                       ==========

         The Company's aggregate annual premium cost in 1998 for the life insurance policies was $65,500, and the cash surrender value of these policies was $565,832 as of December 31, 1998. The Company intends to maintain the life insurance policies on the Stockholders listed above and continues to evaluate the benefits of obtaining insurance policies on other Stockholders who hold such options.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MAX H. LEVINE AS A CLASS II DIRECTOR. THE NOMINEE FOR DIRECTOR RECEIVING THE HIGHEST NUMBER OF VOTES OF SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AND ENTITLED TO VOTE ON THE MATTER WILL BE ELECTED.


                  THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS


         Deloitte & Touche LLP have acted as the Company's independent public accountants since June 1994. The Audit Committee has voted to appoint Deloitte & Touche LLP to act as the Company's independent public accountants responsible for auditing the Company's financial statements for 1999, subject to the approval of the Board.


         A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS


         Any Stockholder proposal submitted to the Company pursuant to Commission Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy relating to next year's Annual Meeting of Stockholders must be received at the principal executive offices of the Company (the address of which is set forth on the cover page of this Proxy Statement), directed to the attention of the Secretary, no later than December 12, 1999 for consideration at that meeting. Any such proposal must comply in all respects with the rules and regulations of the Commission.


         The Company must receive written notice of any other matter which a Stockholder may wish to raise at next year's Annual Meeting of Stockholders, including any non-Rule 14a-8 matter, by February 26, 2000. The proxies solicited by the Company will confer general discretionary authority with regard to such matters for which the Company did not receive notice by the February 26, 2000 deadline.


                                 OTHER MATTERS

         The Board knows of no other matters which may come before the Annual Meeting. If any matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons designated by the Board to serve as proxies to vote the proxies received in accordance with a determination by a majority of the Board.


                                      By Order of the Board of Directors,




                                             KATHRYN L. HOENIG
                                                 Secretary

                               HOENIG GROUP INC.


                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 20, 1999
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS


         The undersigned hereby appoints Alan B. Herzog and Kathryn L. Hoenig, and each of them, proxies, with full power of substitution, to vote all shares of Common Stock of Hoenig Group Inc. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 20, 1999, and any adjournment thereof, hereby revoking any proxy heretofore given. The undersigned instructs such proxies to vote:


I.  ELECTION OF CLASS II DIRECTOR.
    [ ]  FOR THE NOMINEE LISTED BELOW     [ ]  WITHHOLD AUTHORITY
                                               TO VOTE FOR THE NOMINEE
                                               LISTED BELOW


                                 MAX H. LEVINE

           (Continued and to be signed and dated on the reserve side) and to vote upon such other matters as may properly come before the Annual Meeting, and any adjournment thereof, all as described in the Proxy Statement dated April 12, 1999. By signing below, the undersigned hereby acknowledges receipt of the Proxy Statement and the 1998 Annual Report.
Either of the proxies or their respective substitutes, who shall be present and acting, shall have and may exercise all of the powers hereby granted.
UNLESS OTHERWISE INSTRUCTED HEREIN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSAL I. SAID PROXIES WILL VOTE THE PROXIES RECEIVED IN ACCORDANCE WITH A DETERMINATION BY A MAJORITY OF THE BOARD OF DIRECTORS WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
                                           Signed: ---------------------------

                                                   ---------------------------

                                           Dated:  ---------------------------
                                           (Please sign exactly as name(s)
                                            appears below. For joint accounts,
                                            each joint owner should sign.
                                            Persons signing as executors,
                                            administrators, trustees, etc.,
                                            should so indicate when signing.)


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
             PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE.